EXHIBIT 23.2
                          INDEPENDENT AUDITORS' CONSENT






To the Board of Directors of
       Win or Lose Acquisition Corporation

       As independent public accountants, we hereby consent to the inclusion in this registration statement on Form S-1 of our report on the Balance Sheet of Win or Lose Acquisition Corporation as of December 31, 2002 and 2001, and the related statements of operations, changes in Stockholders' equity and cash flows for the years then ended. We also consent to the references to our firm in the "Experts" section of the Prospectus.

         /s/

Want & Ender CPA PC
By Martin Ender, CPA


New York, New York
March 1, 2004